EXHIBIT 17-1

            SHOTGUN ENERGY CORPORATION
(the “Company”)

Officer and Director Resignation

I hereby resign as Director and Secretary, Treasurer and Chief Financial Officer of the Company, effective immediately.

Dated:  January 30, 2008

/s/: Carlton Parfitt

Carlton Parfitt